Exhibit 8.1

List of Subsidiaries

	Name of Company	Country of Incorporation
1.	Pacific Internet (Australia) Pty Limited	Australia

2.	T3 Communications Partners Pty Ltd	Australia

3.	T3 Communications Pty Ltd	Australia

4.	T3 Technology Solutions Pty Ltd	Australia

5.	T3 Rewards Pty Ltd	Australia

6.	Zip World Pty Ltd	Australia

7.	Hunterlink Pty Limited	Australia

8.	Pacific Adaro (Barbados) Limited	Barbados

9.	Pacific Internet (Hong Kong) Ltd	Hong Kong

10.	Pacific Internet Corporation (Hong Kong) Limited	Hong Kong

11.	Pacific Internet India Limited	India

12.	Pacific Internet (Malaysia) Sdn. Bhd.	Malaysia

13.	Pacific Internet Services Pte. Ltd.	Singapore

14.	Pacific Internet Corporation Pte Ltd	Singapore

15.	Safe2Travel Pte Ltd	Singapore

16.	Pacific Internet (Thailand) Limited	Thailand

17.	World Net & Services Co., Ltd.	Thailand

18.	Pacific Digiway Limited	Thailand
List of Associated Companies
	Name of Company	Country of Incorporation
1.	Primeworld Digital Systems Inc.	Philippines

2.	PW Holding Corporation	Philippines